NEWS RELEASE                        For immediate release
California Resources Corporation Announces Termination of its Exchange and Subscription Offers and Consent Solicitation
Santa Clarita, California March 16, 2020: California Resources Corporation (NYSE: CRC) (“CRC” or the “Company”), today announced the termination of its private exchange and subscription offers and consent solicitation (the “Offers”) relating to its outstanding 8% Senior Secured Second Lien Notes due 2022 (the “8% Notes”), 5½% Senior Notes due 2021 (the “5½% Notes”) and 6% Senior Notes due 2024 (the “6% Notes” and, together with the 8% Notes and the 5½% Notes, the “Notes”). The Company has also terminated the private subscription agreements (the “Supporting Subscription Agreements”) it entered into with certain significant holders of the Notes (the “Supporting Holders”) because the obligations of the Supporting Holders under the Supporting Subscription Agreements were conditioned upon the consummation of the Offers.
The Company is terminating the Offers as a result of recent developments in the commodity and financial markets that render the Offers inadvisable and impractical. The Offers were subject to conditions in the Offering Memorandum and Solicitation Statement, dated February 20, 2020, that will not be satisfied given current market conditions. The Company has determined not to extend or amend the Offers but rather to pursue other alternatives, which could include a similar but modified exchange, to delever its balance sheet and protect the value of its business during this market dislocation.
The Offers were due to expire at 11:59 p.m., New York City time, on March 18, 2020. As a result of this termination, no Notes will be exchanged in the Offers, all Notes previously tendered and not withdrawn will be promptly returned to tendering holders and no consideration will be paid to holders who have tendered their Notes.
Legal Disclaimers
This press release does not constitute an offer to sell or a solicitation of any offer to buy any securities, nor shall there be any sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This press release is being issued pursuant to Rule 135c under the Securities Act.
About California Resources Corporation
California Resources Corporation is the largest oil and natural gas exploration and production company in California on a gross-operated basis. The Company operates its world class resource base exclusively within the State of California, applying integrated infrastructure to gather, process and market its production. Using advanced technology, California Resources Corporation focuses on safely and responsibly supplying affordable energy for California by Californians.

Contacts:
Scott Espenshade (Investor Relations)
818 661-6010
Scott.Espenshade@crc.com

Margita Thompson (Media)
818 661-6005
Margita.Thompson@crc.com

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